UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     0-21597
                             Commission File Number

                              ODD JOB STORES, INC.
             (Exact name of registrant as specified in its charter)

                                200 HELEN STREET
                           SOUTH PLAINFIELD, NJ 07080
                            TELEPHONE: (908) 222-1000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE

            (Title of each class of securities covered by this Form)

                                      NONE

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)   [X]
               Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                                    Rule 15d-6            [ ]

           Approximate number of holders of record as of the certification or notice date: twenty-one (21)
             ---------------

           Pursuant to the requirements of the Securities Exchange Act of 1934, Odd Job Stores, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 13, 2004                By: /s/ Moshael Straus
       -----------------------------     ---------------------------------------
                                         Moshael Straus
                                         Chairman and Co-Chief Executive Officer